Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 14, 2023 with respect to the consolidated balance sheet as at March 31, 2023, the related consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year ended March 31, 2023, and the related notes of Neptune Wellness Solutions Inc., which report is included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Montréal, Canada

July 31, 2023